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                                                                      Exhibit 12

                        Horace Mann Educators Corporation
                Computation of Ratio of Earnings to Fixed Charges
        For the Years Ended December 31, 2001, 2000, 1999, 1998 and 1997
                              (Dollars in millions)

                                                     Year Ended December 31,
                                        ----------------------------------------------------
                                          2001        2000      1999       1998       1997
                                        -------      ------    -------    -------    -------
  Income from continuing operations
   before income taxes                    $28.3      $  9.7    $  93.4     $116.8    $ 119.6
  Interest expense                          9.3        10.2        9.7        9.5        9.4
                                        -------      ------    -------    -------    -------
       Earnings                           $37.6      $ 19.9    $ 103.1     $126.3    $ 129.0
                                        =======      ======    =======    =======    =======

  Fixed charges - interest expense        $ 9.3      $ 10.2    $   9.7     $  9.5    $   9.4

  Ratio of earnings to fixed charges        4.0x        2.0x      10.6x      13.3x      13.7x